Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Amendment to

Collaboration and License Agreement

This Amendment (this “Amendment”) to the Collaboration and License Agreement dated as of February 20, 2014 and previously amended on July 23, 2013 (collectively, the “Agreement”), by and between EPIZYME and GSK is effective as of the date of last signature below (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to the Agreement, the Parties agreed to conduct certain Development activities including activities with respect to the Selected Target [**] under a Research Plan, and EPIZYME granted to GSK an exclusive worldwide license to Develop and Commercialize certain compounds directed to the Selected Target [**],

WHEREAS, the Parties desire to clarify and supplement the activities of the Parties under the Research Plan.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1. Amendment of Section 4.3. Section 4.3 of the Agreement is hereby amended by inserting the following new Section 4.3.1 immediately following Section 4.3 of the Agreement:

4.3.1 Disclosure of Licensed Compound Structures. Notwithstanding anything to the contrary in the Agreement, including Articles 4, 5, and 6, the Parties agree that:

(a) EPIZYME will waive the right to redact the chemical structure of any Compound prior to such Compound’s achievement of the Lead Candidate Criteria for all compounds directed to [**] that meet the Licensed Compound definition of Section 1.63 of the Agreement. Disclosure of the chemical structures of all such Licensed Compounds determined as of the Amendment Effective Date will occur immediately. Disclosure of the chemical structures of all Licensed Compounds determined from and after the Amendment Effective Date and prior to Development Candidate Selection (or the end of the Research Term if prior to Development Candidate Selection) will occur on a regular schedule every [**] after the Amendment Effective Date. For the avoidance of doubt, from and after the Amendment Effective Date and prior to Development Candidate Selection (or the end of the Research Term if prior to Development Candidate Selection), GSK and its Affiliates and Sublicensees shall not conduct any chemistry activities based on the chemical structures of the Licensed Compounds.

(b) Any compounds derived from chemistry activities conducted by GSK or its Affiliates or Sublicensees prior to Development Candidate Selection (or the end of the Research Term if prior to Development Candidate Selection) based on the chemical structures of Licensed Compounds disclosed to GSK by EPIZYME under subsection (a) above, shall be deemed to be EPIZYME IP for all purposes under the Agreement.

2. Miscellaneous. The Parties hereby confirm and agree that, as amended herein, the Agreement remains in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

EPIZYME, INC.		GLAXO GROUP LIMITED

By:	/s/ Jason Rhodes	By:	/s/ RK Prinjha
Name:	Jason Rhodes	Name:	RK Prinjha
Title:	President & CFO	Title:	VP Head Epinova DPU, GSK
Date:	2/24/14	Date:	21st February 2014